EXHIBIT 29(a)

                               ASSIGNMENT OF LEASEHOLD


                   The Undersigned Partnership, for good and valuable

         consideration, receipt whereof is hereby acknowledged, hereby assigns, conveys and transfers to 4987 Corporation, a New York

         Corporation, all of its right, title and interest in and to a certain Leasehold to the real property more fully described in the description attached hereto which Leasehold has been created by a certain INDENTURE OF LEASE dated May 1, 1957 between GARMENT

         CAPITOL ASSOCIATES as Landlord and 498 SEVENTH AVENUE ASSOCIATES

         as Tenant, a copy of which INDENTURE OF LEASE is attached hereto as Exhibit A, which Leasehold was extended by notice dated

         January 7, 1981 until April 30, 2007 attached hereto as Exhibit B.

                   This assignment is executed and delivered this 28th day

         of December, 1995.


                                       498 Seventh Avenue Associates


                                       By: /s/Peter L. Malkin
                                            Partner


         STATE OF FLORIDA)
         COUNTY OF LEE,   ss.:
         CAPTIVA ISLAND  )

                   On the 28th day of December, 1995, before me personally came Peter L. Malkin to me known and known to be the individual who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is a partner in the partnership 498 Seventh Avenue Associates and that he had authority to sign the same, and acknowledged that he executed the same as the act and deed of said partnership.


                                       /s/Notary Public
                                        Notary Public






                   ALL those certain plots, pieces or parcels of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

                   BEGINNING at the corner formed by the intersection of the westerly side of Seventh Avenue with the southerly side of 37th Street; running thence WESTERLY along the said southerly side of 37th Street, 225 feet; thence SOUTHERLY parallel with Seventh Avenue and part of the distance through a party wall, 60 feet; thence EASTERLY parallel with 36th Street, 6-1/2 inches to the center of a party wall; thence SOUTHERLY parallel with Seventh Avenue and through said party wall, 45 feet 10 inches; thence EASTERLY parallel with 36th Street, 10 feet 6 inches; thence SOUTHERLY parallel with Seventh Avenue, 3 feet 5 inches; thence WESTERLY and nearly parallel with 36th Street, 18 feet 4-4/5 inches to a point distant 88 feet 1 inch northerly on a line parallel with Seventh Avenue from the northerly side of 36th Street; thence NORTHERLY and parallel with Seventh Avenue, 2-3/4 inches to a point distant 88 feet 3-3/4 inches northerly from the northerly side of 36th Street; thence WESTERLY and nearly parallel with 36th Street, 18 feet 4-4/5 inches to a point distant 87 feet 10 inches northerly on a line parallel with Seventh Avenue from the northerly side of 36th Street; thence SOUTHERLY along said line parallel with Seventh Avenue, and part of the distance through a party wall, 87 feet 10 inches to the said northerly side of 36th Street; thence EASTERLY along said northerly side of 36th Street, 170 feet 9 inches to a point distant 80 feet westerly from the northwesterly corner of Seventh Avenue and 36th Street; thence NORTHERLY parallel with Seventh Avenue, 98 feet 9 inches; thence EASTERLY parallel with 36th Street, 80 feet to the westerly side of Seventh Avenue at a point distant 98 feet 9 inches southerly from the southwesterly corner of Seventh Avenue and 37th Street, and thence NORTHERLY along said westerly side of Seventh Avenue, 98 feet 9 inches to the point or place of beginning.

                   SAID premises being known as and by the street numbers 492-498 Seventh Avenue, 200-216 West 37th Street, and 205-221 West 36th Street, New York, New York.

                   TOGETHER with all right, title and interest of Landlord in and to any tunnels, alleys, streets and roads in front of, adjoining or connecting to said premises;

                   TOGETHER with all fixtures, chattels and articles of personal property owned or leased by Landlord and now or hereafter attached to or used in connection with said premises, and any and all replacements thereof and additions thereto;






                   SUBJECT TO:

                   a. Existing leases and tenancies of space in the demised premises and rights of occupants thereof;

                   b.   Any state of facts an accurate survey may show;

                   c. All consents, covenants, restrictions, easements, reservations, party wall agreements, and all mechanics liens affecting the demised premises;

                   d. All past due and current taxes, water charges, sewer rents, assessments and other public and governmental charges of any nature whatsoever;

                   e. All ordinances and laws of any governmental authority and existing violations thereof, if any;

                   f. A certain tunnel running beneath the surface of West 37th Street between 498 Seventh Avenue and 500 Seventh Avenue used under the provisions of a certain resolution of the Board of Estimate of the City of New York adopted November 19, 1948, and approved by the Mayor of the City of New York on December 28, 1948, and the provisions and conditions therein set forth.































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